EXHIBIT 23.2

Independent Registered Public Accounting Firm’s Consent

Greenlane Holdings, Inc.

Boca Raton, Florida

We consent to the incorporation by reference in the Registration Statement on Form S-1 of our report dated March 20, 2025, with respect to the consolidated financial statements of Greenlane Holdings, Inc. as of and for the year ended December 31, 2024 which report appears in Greenlane Holdings, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2024. We also consent to the reference to our firm under the caption “Experts” in the Registration Statement.

/s/ PKF O’Connor Davies, LLP

New York, New York

March 21, 2025